EXHIBIT 99.1

Location Based Technologies Recognized for
High Intellectual Patent Technology Leadership

(Business Wire) - On Friday, March 19, 2010, in Irvine, California, Location Based Technologies (OTCBB:LBAS - News), a leading-edge service provider of personal, pet, and asset location devices, has received a ranking in the top 10 percent for technology leadership from over 1,600 small cap companies with U.S. patents as rated by MDB Capital Group’s proprietary IP business intelligence platform – PatentVest (PV Tech).

LBT’s superior score of 1.92 (as of February 18, 2010) earned the company a prestigious invitation to the Bright Lights Conference in May, 2010 in San Francisco. MDB calculates PV Tech scores based on LBT’s patent registration as measured against companies applying for protection with the USPTO. A typical company has a PV Tech Score of 1.2 and, in addition, LBT has a noteworthy patent conversion rate of more than 75%.

“Patents are a sign of innovation and technological leadership,” stated Joseph Scalisi, LBT’s Co-President and Chief Development Officer. “Patents also contribute to the overall value of the company by protecting your leadership position and may lead to significant licensing revenues. Currently LBT has 19 U.S. issued patents, 12 additional patents pending, with 12 international patents issued or pending,” he added.

IP is a strategic asset that may be used to create and sustain competitive advantage which often leads to market share gains, enhanced pricing premiums, and increased shareholder value. MDB Capital highlights that 60% of the value of the Wilshire 5000 is intangible and represents over seven trillion dollars in value. Great IP also correlates with superior risk-adjusted returns and with increased pricing power. For example, companies with high tech scores during this most recent period of essentially flat GDP growth performed 38% better than the U.S. economy at large and 112% better than companies with low tech scores.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies designs and develops customized solutions along with its leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contact:

David Morse
Location Based Technologies
(888) 600-1044 ext 5
dave@pocketfinder.com
or
Glenn Busch, CFP
Northstar Investments
Investor Relations
(888) 600-1044 ext 3
glenn@pocketfinder.com
or
Joe Daly, Esq.
NetGain
(866) 635-0011
(760) 942-4500
investor@locationbasedtech.com